Exhibit 99.2
Insulet Announces Pricing of Concurrent Public Offerings of Convertible Senior Notes and Common Stock Issued in Previously Announced Neighborhood Diabetes Acquisition
Convertible Senior Notes Due 2016 to Provide Cash for Repurchase of $70 Million Face Amount of Outstanding 5.375% Convertible Senior Notes Due 2013 and General Corporate Purposes
Approximately 1.15 Million Shares of Common Stock Offered Represent Shares Issued in Previously Announced Neighborhood Diabetes Acquisition
BEDFORD, MA—(Marketwire — June 24, 2011) — Insulet Corporation (NASDAQ: PODD) today announced the pricing of a public offering of $125 million principal amount of convertible senior notes due 2016 (the “notes”), an increase from the $110 million principal amount previously announced. The notes will bear interest at an annual rate of 3.75% and will mature on June 15, 2016, unless earlier converted, purchased or redeemed. Insulet also granted the underwriter an option to purchase up to an additional $18.75 million principal amount of notes to cover over-allotments, if any.
The notes will be convertible prior to March 15, 2016 only under certain circumstances and during certain periods, and will be convertible thereafter regardless of those circumstances. The conversion rate will initially be 38.1749 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $26.20 per share of Insulet common stock), subject to adjustment in certain circumstances. Upon conversion, the notes may be settled, at Insulet’s election, in cash, shares of Insulet’s common stock or a combination of cash and shares of Insulet’s common stock.
Insulet also announced the pricing of a concurrent public offering of 1,153,420 shares of its common stock (the “Shares”) by stockholders who received the Shares as partial consideration in connection with Insulet’s previously announced acquisition of Neighborhood Diabetes at a price per share of $19.77. The completion of the common stock offering is not contingent upon the completion of the notes offering and the completion of the notes offering is not contingent upon the completion of the common stock offering.
Insulet intends to use the net proceeds from the notes offering for general corporate purposes, including to repurchase approximately $70 million principal amount of its outstanding 5.375% Convertible Senior Notes due 2013 for approximately $85 million pursuant to individually negotiated transactions. The repurchase is expected to take place concurrently with the notes offering. Insulet will not receive any of the proceeds from the common stock offering.
J.P. Morgan Securities LLC is acting as the sole book-running manager for the notes offering. J.P. Morgan Securities LLC is acting as sole book-running manager and Canaccord Genuity Inc. is acting as lead manager for the common stock offering.
This press release will not constitute an offer to sell or a solicitation of an offer to buy any securities nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The issuer has filed registration statements with the SEC for the offerings to which this communication relates. The offering of notes has been made only by means of a prospectus and the offering of the Shares has been made only by means of a base prospectus and a related prospectus supplement and, in each case, any issuer free writing prospectus that we have authorized in connection therewith. You may retrieve these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov. Alternatively, copies of the offering documents can be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling 1-866-803-9204.
About Insulet Corporation
Insulet Corporation is principally engaged in the development, manufacture and marketing of an insulin infusion system referred to as the OmniPod Insulin Management System, for people with insulin-dependent diabetes.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Federal securities laws, including with respect to the intended use of proceeds from the notes offering. These forward-looking statements are based on Insulet’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that Insulet is unable to complete the notes offering and unable to repurchase its outstanding 5.375% Convertible Senior Notes due 2013 in the amount described above or at all because of market conditions or otherwise, including as the result of the materialization of any of the risks and uncertainties described in the section entitled “1A. Risk Factors” in Insulet’s Annual Report on Form 10-K, which was filed with the SEC on March 10, 2011, as well as the additional risks included in the prospectus related to the notes. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except as required by law, Insulet undertakes no obligation to publicly update or revise any forward-looking statements.